Exhibit 99.1

Sound Point Meridian Capital, Inc. Announces Second Fiscal Quarter 2026 Common
Distributions and Preferred Distributions and Results for the Fourth Fiscal Quarter
Ended March 31, 2025

NEW YORK – May 29, 2025 – Sound Point Meridian Capital, Inc. (NYSE: SPMC, SPMA), a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Company”), today announced the declaration of distributions on shares of the Company’s common and preferred stock for the second fiscal quarter 2026 (third calendar quarter of 2025) and results for the fourth fiscal quarter ended March 31, 2025.

The Company is declaring a monthly distribution of $0.25 per share on its common stock to be paid on each of July 31, 2025, August 29, 2025, and September 30, 2025.

The distributions are payable based on the following schedule:

Record Date	Payable Date	Amount per common share
July 15, 2025	July 31, 2025	$0.25
August 15, 2025	August 29, 2025	$0.25
September 15, 2025	September 30, 2025	$0.25

Distributions on common stock are generally paid from net investment income (regular interest and dividends) and may also include capital gains and/or a return of capital. The specific tax characteristics of the distributions will be reported to the Company’s stockholders on Form 1099 after the end of the 2025 calendar year.

The Company is also pleased to announce the declaration of distributions on shares of the Company’s 8.00% Series A Term Preferred Stock due 2029 (the “Series A Term Preferred Stock”) as follows:

Record Date	Payable Date	Amount per common share
July 15, 2025	July 31, 2025	$0.16667
August 15, 2025	August 29, 2025	$0.16667
September 15, 2025	September 30, 2025	$0.16667

The distributions on the Series A Term Preferred Stock reflect an annual distribution rate of 8.00% of the $25.00 liquidation preference per share.

FOURTH FISCAL QUARTER ENDED MARCH 31, 2025 RESULTS

●	Net asset value per share of common stock was $18.78 as of March 31, 2025.

●	Net investment income (“NII”) was $13.4 million, or $0.66 per share of common stock, comprised of $22.7 million of investment income, or $1.12 per share of common stock and $9.3 million of expenses, or $0.46 per share of common stock.

●	Realized loss on investments was $1.7 million, or ($0.08) per share of common stock.

●	Unrealized loss on investments was $32.3 million, or ($1.59) per share of common stock.

●	GAAP net loss was $20.7 million, or ($1.02) per share of common stock.

●	As of March 31, 2025, the weighted average effective yield of the Company’s CLO equity portfolio, based on amortized cost, was 14.0%.[1]

●	As of March 31, 2025, on a look-through basis, and based on the most recent trustee reports received by such date:

○	The Company, through its CLO investments, had indirect exposure to approximately 1,598 unique underlying loans.

○	The largest look-through obligor represented 0.5% of the loans underlying the Company’s CLO debt and equity portfolio.

○	The top ten largest look-through obligors together represented 4.1% of the loans underlying the Company’s CLO debt and equity portfolio.

FIRST FISCAL QUARTER PORTFOLIO ACTIVITY AND UPDATES THROUGH APRIL 30, 2025

●	Received $21.8 million of cash distributions from the Company’s investment portfolio.[2]

●	Deployed $12.3 million in one new CLO equity position with a GAAP yield of 15.6%.

●	Declared a monthly distribution of $0.25 per share on the Company’s common stock to be paid on each of July 31, 2025, August 29, 2025, and September 30, 2025.

●	Declared dividends of $0.16667 per preferred share to be paid on each July 31, 2025, August 29, 2025, and September 30, 2025.

CONFERENCE CALL

The Company will host a conference call at 11:00 a.m. (Eastern Time) today to discuss these results. All interested parties are welcome to participate in the conference call via the below:

Date/Time:	Thursday, May 29, 2025 – 11:00 a.m. ET

Participant Dial-In Numbers:
(United States):	(800) 549-8228
(International):	(646) 564-2877

To access the call, please dial-in approximately five minutes before the start time and, if asked, provide the operator with Conference ID “SOUNDFQ4”.

An accompanying slide presentation is available in pdf format via the “Events and Presentations” section of the Company’s website (https://www.soundpointmeridiancap.com/).

The call will also be simultaneously webcast over the internet via the “Events and Presentations” section of the Company’s website (https://www.soundpointmeridiancap.com/). Please go to the “Events and Presentations” section of the Company’s website at least 15 minutes prior to the call to register for the call and download and install any necessary audio software.

[1]	Weighted average effective yield is based on investments’ amortized cost and expected future cash flows as of the applicable period end.
[2]	“Cash distributions” refers to the quarterly distributions received by the company from its CLO equity investments.

About the Company

The Company is an externally managed, non-diversified closed-end management investment company. The Company’s investment objective is to generate high current income, with a secondary objective to generate capital appreciation, by investing primarily in third-party collateralized loan obligation (“CLO”) equity and mezzanine tranches of predominately U.S. dollar-denominated CLOs backed by corporate leveraged loans issued primarily to U.S. obligors. The Company is externally managed and advised by Sound Point Meridian Management Company, LLC, a Delaware limited liability company. For additional information, visit https://www.soundpointmeridiancap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations:

Julie Smith – Sound Point Capital

(833) 217-6665

ir@soundpointmeridiancap.com

www.soundpointmeridiancap.com

Source: Sound Point Meridian Capital, Inc.

NOT FDIC INSURED     ●     NO BANK GUARANTEE     ●     MAY LOSE VALUE

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